                     [LETTERHEAD OF APPLIED MAGNETICS CORPORTION]



Date _________, 1999



ChaseMellon Shareholder Services LLP
450 West 33rd Street, 14th Floor
New York, New York 10001

Attention:   ____________________


          This letter of agreement ("Services Agreement") sets forth the terms and conditions by which ChaseMellon Shareholder Services LLP ("ChaseMellon") shall provide to Applied Magnetics Corporation ("Company") certain shareholder information agent services (the "Services") with respect to the Company's proposed Equity Rights Offering (the "Offering").

          This Services Agreement is for separate services than those described in a related Subscription Agent Agreement executed (or proposed to be executed) between the Company and ChaseMellon.

THE SERVICES:

     (i) Counseling you concerning the organization and timing of the offering.

     (ii) Assist in the coordination of all printing activities and if deemed appropriate, advertisement placement.

     (iii) Establishing contacts with brokers, dealers, banks and other nominees on your behalf.

     (iv)      Determining the material requirements.

     (v)       Assistance with drafting and reviewing documents.

     (vi) Facilitate the distribution of materials to the beneficial owners of the Company's common stock and to other interested parties.

     (vii) Building a file of eligible participants, including registered holders and beneficial holders identified through our research.

     (viii)    Status reporting to Company management.

     (ix) Payment of all broker forwarding invoices, subject to collection from you of monies for this purpose.


FEE FOR THE SERVICES:

          The fee for performing the Services shall be $7,500, plus all out-of pocket expense incurred by ChaseMellon, including, without limitation, documentation preparation, telephone, Bank/Broker listings, and postage costs. Such fees shall be payable upon the execution of this agreement. Invoices for out-of-pocket expenses shall be rendered monthly as incurred and shall be payable upon receipt. ChaseMellon's services shall commence upon receipt of a signed copy of this contract and expire thirty days after the expiration of the Rights Offering.

RESPONSIBILITY:

          The Company agrees to indemnify and hold ChaseMellon, its directors, officers, employees, agents harmless from and against any and all claims, liabilities, losses, damages and/or expenses, including reasonable attorneys' fees, which any of them shall or may incur or sustain in connection with the performance of the services or this Services Agreement, except to the extent caused directly by ChaseMellon's negligence or willful misconduct. This indemnification obligation shall survive the termination of this Services Agreement.

          Any liability to you we may incur in connection with our provision of services hereunder (including any additional services mutually agreed to by you and us) shall be limited to and not exceed the fees actually paid to us for provision of the services described above. Anything in this Services Agreement to the contrary notwithstanding, in no event shall ChaseMellon be liable for special, indirect or consequential loss or damage of any kind whatsoever, even if ChaseMellon has been advised of the likelihood of such loss or damage and regardless of the form of action.

MISCELLANEOUS:

          This Services Agreement shall be made in, governed by, and construed in accordance with the laws of the State of New York, without regard to principles of conflicts of law.

          All information due to the Company from ChaseMellon shall be sent to the Company's address as above written or such other address as the Company may advise us in writing, or orally provided with prompt confirmation in writing.

          This Services Agreement represents the entire understanding of the parties with respect to the subject matter hereof, superseded any and all prior understandings, oral or written, relating hereto and may not be charged orally. Any waiver or change of any of the provisions hereof must be in writing and signed by the parties hereto. The failure of either party hereto at any time to require performance by the other party of any provision hereof shall not affect the right of such party to require performance at any time thereafter.


          If the foregoing terms and conditions are acceptable to ChaseMellon, please sign and return to us the counterpart of this Services Agreement.


                         Very truly yours,


                         Applied Magnetics Corporation

                         By:______________________________
                              Name:______________________
                              Title:_______________________


Accepted as of the date first written above:

CHASE MELLON SHAREHOLDER SERVICES LLP


By:__________________________
Name:________________________
Title: ________________________